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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            NICHOLS TXEN CORPORATION


         The undersigned corporation filed its Certificate of Incorporation with the Delaware Secretary of State on September 17, 1996 under the name Nichols SELECT Corporation. On November 5, 1997, the corporation filed a Certificate of Amendment to its Certificate of Incorporation changing its name to "Nichols TXEN Corporation." These Amended and Restated Articles have been duly adopted by the board of directors and shareholders of the corporation in accordance with the provisions of Section 245 & 242 of the General Corporation Law of the State of Delaware.

         Therefore, in accordance with the General Corporation Law of the State of Delaware, the undersigned corporation, desiring to amend and restate its Certificate of Incorporation pursuant to Section 245 & 242 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                                    ARTICLE I

                                      Name

         The name of the corporation is Nichols TXEN Corporation.

                                   ARTICLE II

                               Period of Duration

         The corporation shall have perpetual existence.

                                   ARTICLE III

                                     Purpose

         The corporation shall have the right to transact any and all lawful business for which corporations may be organized under the General Corporation Law of the State of Delaware.

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                                   ARTICLE IV

                                     Capital

         The aggregate number of shares which the corporation is authorized to issue is Thirty Million (30,000,000) shares of $.01 par value voting common stock all of the same class and none preferred.

                                    ARTICLE V

                           Registered Agent and Office

         The location and mailing address of the registered office of the corporation is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.

         The name of the registered agent of the corporation at such address is The Corporation Trust Company.
                                   ARTICLE VI

                       Action by Unanimous Written Consent

         Action of the shareholders may be taken by unanimous written consent without meeting and it shall have the same effect as the unanimous vote of the shareholders. Action of the directors may be taken by unanimous written consent without meeting and it shall have the same effect as the unanimous vote of the directors.
                                   ARTICLE VII

                               Number of Directors

         The board of directors of the corporation shall consist of one or more members as established by the By-Laws of the corporation.

                                  ARTICLE VIII

                              No Preemptive Rights

         Existing shareholders shall not have preemptive rights with respect to the issuance of additional shares of stock.


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                                   ARTICLE IX

                                     By-Laws

         The board of directors shall have the power to adopt, amend or repeal By-Laws of the corporation.

                                    ARTICLE X

                             Limitation of Liability

         A director of the corporation shall not be personally liable to the corporation or its shareholders for money damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
                                   ARTICLE XI

                              Indemnity; Insurance

         The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was serving as a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of the State of Delaware from time to time in effect. The indemnification provided by this provision shall not be deemed exclusive of any other rights to which any such person seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or


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otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The term "enterprise" shall include, but not be limited to, plans and trusts established or for the benefit of employees of the corporation, including plans and trusts governed under the Employee Retirement Income Security Act of 1974, as amended.

         The corporation shall have authority, but shall not be required, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The corporation may (but shall not be required to) pay for or reimburse the reasonable expenses incurred by a person entitled to indemnification who is a party to a proceeding in advance of the final disposition of the proceeding if: (i) the party furnishes the corporation with a written affirmation of his or her good-faith belief that he or she conducted himself or herself in good faith and he or she reasonably believed that the conduct was in the best interests of the corporation; (ii) the party furnishes the corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is determined that he or she did not meet such standard of conduct; and
(iii) determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.


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                                  ARTICLE XII

                                   Committees

         The board of directors shall have the power to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of a committee, who may replace an absent or disqualified member at a meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the board to act at the meeting, and each member thereof, shall serve at the pleasure of the board. A committee designated pursuant to this paragraph, to the extent provided in the resolution of the board or in the By-Laws, may exercise all powers and authority of the board in management of the business and affairs of the corporation not prohibited by the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the 6th day of November, 1998.


                                  Nichols TXEN Corporation




                                  By: /s/          Paul D. Reaves
                                     -----------------------------------------
                                     Paul D. Reaves, Chief Executive Officer


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